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Important Information and Where to Find It
On October 13, 2009, Terra filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2009 Annual Meeting, and is mailing the definitive proxy statement to its shareholders. Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
Certain Information Concerning Participants
Terra, its directors, executive officers and certain employees specified in Annex A to Terra’s definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, are participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, and its definitive proxy statement for the 2009 Annual Meeting. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. In particular, statements about Terra’s plans or intentions regarding the declaration and payment of the special cash dividend, the completion of the tender offer for Terra Capital, Inc.’s 7.00% Senior Notes due 2017, the offering by Terra Capital, Inc. of $600 million of new bonds and the completion of the Carseland acquisition and the benefits to Terra from such acquisition are forward-looking statements and may not necessarily occur. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	the risk that Terra Capital, Inc.’s tender offer for the 7.00% Senior Notes due 2017 will not be completed,

•	the risk that Terra Capital, Inc.’s offering of $600 million of new bonds will not be consummated,

•	the risk that the closing of the Carseland acquisition, which is conditioned on the completion of Agrium’s unsolicited bid for CF, may not occur,

•	risks related to potential acquisition transactions,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation,

•	changes in agricultural regulations and

•	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K, in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
     The following is a transcription of Terra Industries Inc.’s 2009 third quarter results conference call held on October 22, 2009:

CORPORATE PARTICIPANTS
Joe Ewing
Terra Industries — VP IR & HR
Mike Bennett
Terra Industries — President & CEO
Dan Greenwell
Terra Industries — SVP & CFO
CONFERENCE CALL PARTICIPANTS
Mark Connelly
Sterne, Agee & Leach, Inc. — Analyst
Steve Byrne
BAS-ML (Banc of America Securities-Merrill Lynch) — Analyst
Robert Court
Goldman Sachs — Analyst
David Silver
UBS — Analyst
Charlie Rentschler
Wall Street Access — Analyst
Edlain Rodriguez
Broadpoint AmTech — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen and welcome to the Q3 2009 Terra Industries earnings conference call. I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (Operator Instructions). I would now like to turn the presentation over to your host for today’s conference, Mr. Joe Ewing, Vice President of Investor Relations of Terra Industries. Please proceed, sir.
Joe Ewing - Terra Industries — VP IR & HR
Thank you very much, Jennifer.
I would like to welcome everyone to Terra’s third quarter conference call. This morning, we issued a news release announcing that for the 2009 third quarter, Terra achieved net income of $45.9 million or $0.46 per diluted share. At the end of the news release is our Safe Harbor Statement. And it describes the limitations of forward-looking statements and any other items that are not historical facts included in the news release, and please note that those same limitations apply to any forward-looking statements we may make during this call.
With me today are Mike Bennett, Terra’s President and CEO, and Dan Greenwell, Senior Vice President and CFO. Regarding recent and upcoming investor relations activities since our last earnings call, we have participated in three roadshows in the Midwest, Toronto and on the West Coast, and also two equity conferences. Coming up later this quarter, we have another Midwest roadshow, we have Citi’s 20th Annual Chemical Conference in New York, Bank of America/Merrill Lynch Global Industries Conference in New York, and the Fondsfinans Fertilizer Conference in London. We will also hold our annual shareholders meeting in New York on November 20th and you can get more information about these events from our website or by calling us.
Please note, also if you’re interested in coming to Sioux City to meet with Terra management and to tour our Port Neal nitrogen manufacturing facility, we’d also be pleased to host you for that event. Please call Kim Mathers or me to make those arrangements. I’ll now turn the call over to Mike Bennett so he can give his perspective on the third quarter and the outlook for Terra and the industry in the upcoming months.
Mike Bennett - Terra Industries — President & CEO
Thank you, Joe. Good afternoon, everyone. Thanks for joining us. The purpose of today’s call is to review our third quarter performance and to provide our perspective on the outlook for the business. In today’s call, we’re not going to address CF Industries’ unsolicited proposal.
Each year in July, we have the opportunity to position our business for the best overall outcome in a new cropping season which ultimately will culminate in the second quarter the following year. The third quarter, or the first of the new crop year, is sometimes slower than we might like since there is little product actually moving to the ground and customers are typically posturing for the best off-season fill pricing they can get. And this third quarter was no exception.
The past quarter was one where some buyers stayed on the sideline, many confused and stung by the tremendous devaluation in commodity prices over the preceding 12 months. Their decisions have been slowed by several factors. Uncertainty over how low crop prices would impact the demand for nutrients, tighter liquidity, the impact of new production capacity, and hesitation on nutrient prices overall. We believe that some of these concerns have been addressed, as nitrogen markets have stabilized as apparently have grain markets.
For Terra, although industrial sales demand has not recovered to the degree we would hope to see, the biggest disappoint in the third quarter was the highly unusual discounted pricing of UAN. It has been by far the greatest discount to urea prices in memory and frankly inconsistent with the long-standing price relationship of these two products, especially in light of the fact that domestic producer UAN inventories at June 30 were 8% lower than the previous year. Our view is that this price anomaly was created late in the second quarter by low netbacks accepted by domestic Gulf competition on exported UAN. These netbacks substantially diminished buyer price expectations and put distributors in a position of liquidating inventory acquired at last season’s higher prices into a very weak environment.
Competition for limited near term demand has kept a lid on the market thus far. UAN is a tremendous attractive value at current price levels and will attract strong attention from growers. We estimate that UAN prices will need to rise at least $40 per ton for imports to return in a meaningful way and nearly $70 per ton to achieve an historic relationship to urea at current world urea prices, and I would note that this week, publications are reporting that prices are finally starting to move a bit higher. We are pleased to note ammonia prices at the Gulf strengthened considerably during the quarter and despite light levels of buying, urea prices held up well, more reflective of global pricing.
We believe the stability in urea and strength in ammonia prices coupled with the very positive outlook for nitrogen demand in the balance of this crop year provides a strong foundation for improving results over the next three quarters. It is important to note that from a supply perspective, nitrogen imports, through the first two months of this crop year, were well below normal. In fact, UAN imports were down some 59% and significantly lagged the levels that will be needed to supply upcoming crop year needs. This will likely change as buyers return to the market and domestic prices improve to reflect global price levels. To the extent that UAN prices fail to return to an historic relationship to urea at current world urea prices, a meaningful return of imports into this market may be in jeopardy, with the consequent impact on nitrogen availability.

Much of the very large crop that USDA has projected has still to be harvested. According to Doanes research, this corn harvest is the slowest in 35 years. As of last Friday, only 30% of the soybeans and 17% of the corn in key states had been harvested. The remaining pace of that harvest, and the amount of moisture that falls on the Corn Belt over the next four or five weeks, will determine how strong the fall ammonia application ultimately will be. Barring weather complications, current indications from our customers project very strong application intentions. If weather ultimately hinders this, it will only serve to further compress the delivery window for positioning nitrogen for spring application and push the eventual product mix even further toward UAN.
Our fourth quarter results will be shaped by how quickly orders materialize and prices improve. We expect that we will see more buyer interest as the crop comes off the field and growers convert this large crop to cash. Current corn futures prices, coupled with lower input and fuel costs, are creating a compelling opportunity for corn growers next spring. Doanes currently projects 88 million planted corn acres which would be nearly 2 million acres greater than this past spring. Thus, at some point, we believe order activity will ramp up, additional import volumes will be required, and we expect corresponding price improvement, particularly in UAN, as this occurs.
In the interim, Terra will continue to manage its production output to meet the indicated demand of our customers, while working to regain UAN’s normal value position in the market. And we will not position excessive inventory speculatively without orders in hand. Terra has not taken a particularly long forward position on natural gas, primarily because we believe natural gas futures market for the winter is pricing in the hope of a very cold winter, and currently, not fully reflecting the reality of record natural gas inventories, very slow recovery of industrial demand for gas, and the resulting potential for high ending natural gas inventories coming out of the winter. As long as this strong forward price curve persists, we will continue to closely match our gas position with open orders to achieve acceptable margins.
Despite reduced demand for coal generated electricity in the US this year, our TET environmental technologies business has continued to exhibit excellent growth this year through the acquisition of a number of new accounts. The nitrogen volume of this business is up 45% over the prior year-to-date, increasing gross margin contribution from that business. We remain excited about the potential for our diesel emissions fluid and are working hard to prepare for next year’s market launch. Our Woodward upgraded product expansion is on budget and on track for completion as planned for mid-next year. This project will provide us with the flexibility to convert 200,000 tonnes of our lowest margin ammonia business, to an additional 500,000 tonnes of UAN. And finally, I’m sure you have all read the announcement of our planned acquisition of a 50% interest in the Carseland, Alberta nitrogen complex.
This was a very unique opportunity to acquire a stake in a high quality asset and nitrogen production stream that under most circumstances would never have been available at an attractive cost. Carseland is positioned to supply a premium agricultural market that is new for Terra and has access to basis advantaged natural gas feedstock. This acquisition will expand Terra’s geographic footprint, diversify our nitrogen product mix, and potentially provide flexibility to our industrial products portfolio. This deal exemplifies our long term strategy. It adds strong, existing assets to our production portfolio that complement our market focus and do so in a transaction whose returns will exceed our costs of capital and contribute accretive earnings in the first year. We are excited about this opportunity and will continue to pursue similar opportunities to put capital to work for the benefit of our shareholders.
At this time, I’d like to turn the call over to Dan so that he can give you an update on our recent financing initiatives. Dan?
Dan Greenwell - Terra Industries — SVP & CFO
Thank you, Mike, and good afternoon to everyone.
Mike has described the challenging market conditions during the third quarter, primarily driven by undervalued volume-centered UAN pricing, as well as potential demand for improvement for nitrogen products. I’d like to start with a few comments on revenues, product selling prices and volumes and the impact of natural gas costs on net income. Then I’ll follow with additional discussion on our operating results, strong liquidity position, and working capital management. We will also provide an update on the successful pricing of our new $600 million, ten year bond financing.
Third quarter net income attributable to common shareholders was $45.9 million, or $0.46 per share, compared to last year’s $164 million or $1.64 per share. As Mike noted, product volumes were constrained due to buyer reluctance in the third quarter. We expect more normalized fertilizer sales volumes in the fourth quarter and in the first quarter of 2010.
Revenues of $347 million in the third quarter of 2009 decreased by $443 million as compared to last year. Selling prices decreased revenues by about $370 million, while lower volumes further reduced revenues by $73 million.
Our environmental business that we refer to as Terra Environmental Technologies, or TET, represented approximately 11% of Terra’s revenues in the third quarter of 2009. As you may know, almost all of these revenues are from stationary power plant markets. As the diesel exhaust business begins to ramp up, we expect to see additional growth from this new market. In fact, we expect Terra to be the leading supplier to this dynamic environmental emission reduction business in North America.
Our production rates were lower during much of the third quarter. Third quarter cost of sales reflect maintenance turnarounds at Terra’s Verdigris facility and the curtailment ammonia production at the Donaldsonville plant. We incurred approximately $7.1 million of period costs in the 2009 third quarter.
We continue to have a very strong focus on cost control, production management and inventory control. Our volume of ammonia inventory at September 30th, 2009, is approximately 6% lower than September 2008 volumes. UAN inventory volume levels at September 30th, 2009, were approximately 15% lower than September 2008 volumes. As a result of our working capital management activities, we believe our inventory positions are well placed and at the right levels to meet anticipated fourth quarter demand.
Third quarter 2009 natural gas cost included derivative hedge cost of $9.5 million, or approximately $0.35 per mmBtu. Excluding these hedge positions, our gas cost was approximately $3.35 per mmBtu during the third quarter of 2009.
Our derivative position values that we carry into the fourth quarter of 2009 approximate $2 million of net benefit and are primarily associated with firm orders that will ship during the next several months.
The year-over-year decrease to third quarter selling, general and administrative expenses was $1 million, due primarily to a decrease in short and long-term incentive plans and lower consulting expenses. These decreases were offset by an increase in phantom stock compensation expense resulting from an appreciation in the market value of our stock price during the 2009 third quarter. The phantom share base expense reduction results from the mark-to-market accounting treatment for the phantom share program.
We targeted and achieved cost savings in all other key areas. We continue to keep a sharp eye on SG&A savings opportunities. As we noted in earlier conference calls, our growth activities associated with our TET environmental markets represents just under 10% of Terra’s selling, general, and administrative expenses. We believe our investments in these market development activities are providing value creation opportunities in this fast-growing emission reduction market.
We have segregated costs associated with CF Industries unsolicited exchange offer as a separate line item on the income statement. Year-to-date amounts total $14.3 million reflect current projected CF related activities. Our United Kingdom joint venture with Yara faced continued challenging market conditions during the third quarter of 2009 and provided $4.9 million of earnings. Despite the challenging period, the joint venture operation returned approximately $10.8 million of cash during the third quarter of 2009. We continue working closely with Yara to manage this business.

Our North American joint venture operations, consisting primarily of our Trinidad ammonia plant operated as a 50% joint venture with Koch Industries, provided earnings of approximately $6.1 million during the third quarter of 2009. We received $4.5 million of cash from our North American joint venture operations in the third quarter of 2009. We view earnings associated with Terra’s United Kingdom and Trinidad joint venture arrangements as part of the overall return that our operations generate in the conduct of our global pure-play nitrogen business.
Terra’s effective tax rate was 10.1% for the 2009 third quarter, compared to 26.9% in the third quarter of 2008. Year-to-date effective tax rate was 26.4% for the first nine months of 2009, compared to 32.9% for the first nine months of 2008. During the 2009 third quarter, we completed the preparation and filing of our 2008 US Federal Income Tax Return and recorded adjustments, which reduced our quarterly and year-to-date effective tax rates by 16.1% and 3.8%, respectively. In addition, our implementation of tax optimization strategies in the fourth quarter of 2008 has provided lower effective rates in 2009.
Net cash tax payments in the third quarter of 2009 were $44.5 million. We paid $104.9 million in the third quarter of 2008. We have fully utilized the prior NOLs and are now a cash taxpayer. Excluding the adjustments for the filing of our 2008 US federal income tax returns we estimate a 2009 effective annual tax rate between 30% to 32%. We expect to realize these effective rates for the next several years.
Our cash balances total $1 billion at the end of September 30th, 2009. Our cash is invested in high quality money funds that remain highly liquid. As mentioned previously, none of our cash balances are invested in illiquid asset classes. Today, Terra’s cash balances remain in excess of $1 billion.
We spent approximately $30 million for the Woodward UAN expansion, normal maintenance capital, and turnarounds during the third quarter of 2009. During the 2009 third quarter, we underwent a turnaround at one half of the Verdigris plant. We will undergo a turnaround at the Courtright urea and nitric acid plant in the 2009 fourth quarter. We estimate our 2009 sustaining capital expenditures and turnaround costs will total $75 million to $80 million. We also estimate our Woodward UAN expansion will require between $70 million to $80 million in 2009. In the aggregate, we estimate our 2009 capital spending and turnaround results will be in the range of $145 million to $160 million.
On Monday of this week we announced successful pricing of our new $600 million, 7.75%, ten year senior unsecured note financing. We were very pleased with this effort and have now removed the old bond covenants that restrict the use of available cash for shareholder returns and investment opportunities. The new bonds have financial covenants that are significantly more flexible and should allow Terra to continue investing in growth opportunities. We expect the new bonds will settle on Monday, October 26th.
We have sufficient liquid resources to complete the 50% acquisition of Agrium’s Carseland, Alberta plant and we will continue to look for additional accretive opportunities. We believe the Carseland plant will be immediately accretive. Our current tax structure should allow the earnings from Carseland to avoid a Canadian tax burden.
Terra declared a $0.10 per common share dividend payable on December 11th, 2009 to shareholders of record as of November 23rd, 2009. We remained focused on a forward-looking and disciplined capital management approach that will ensure our ability to take advantage of opportunities in the future. We continue to be strongly committed to returning value to shareholders. We expect to have the new bond agreement finalized by early next week, which will enable us to return $750 million to shareholders in the form of a $7.50 per share special dividend. We expect to declare and pay the special dividend in the fourth quarter.
At this time, I’d like to turn the call back to Mike.
Mike Bennett - Terra Industries — President & CEO
Thank you, Dan.

That concludes our prepared remarks today. Before we turn the call over to questions, I would remind you that the purpose of today’s call is discuss our third quarter and outlook. We will not be discussing CF Industries’ unsolicited proposal, nor our upcoming proxy contest on today’s call. Thank you in advance for your cooperation on this. Now, I would ask Jennifer to give your instructions on the Q&A session. Jennifer?
QUESTIONS AND ANSWERS
Operator
Thank you. (Operator Instructions). Your first question comes from the line of Mark Connelly with Sterne Agee. Please proceed, sir.
Mark Connelly - Sterne, Agee & Leach, Inc. — Analyst
Thank you. I’ve got a two-part question. First, with farmers holding back and imports low, I wonder if you could talk us through sort of the logistical risk of legitimately falling short in the spring? PotashCorp talked about risk on their side. We’ve heard other nitrogen companies talk about it. I’m just curious from a logistical standpoint how concerned you are. You talk about having inventories you need, but at the same time doesn’t sound like the inventory’s really there.
Mike Bennett - Terra Industries — President & CEO
Well, I guess what I would say, Mark, is that at this point in time, in other words, sitting here today on October 22nd, I’m not necessarily concerned. But, you know, in all seriousness, we are in a different environment today than we were in ten years ago, because today we do require 50% of our nitrogen needs to be imported and certainly through the third quarter, domestic prices were basically low enough to discourage imports and really all the major nutrients are behind the curve relative to where they were a year ago. And certainly one can understand the customers’ reluctance to stock a lot of material after last year’s experience. But the reality is, a lot of material that will be needed next spring at least on the UAN side, and to some degree the urea side, will have to be taken and stored by customers, if it’s going to be in position for next spring.
And one of the factors there is that, for example, typically in the winter we see river access curtailed for a period of time, which can impact barge transportation, and certainly when you talk about handling UAN in colder areas in the northern tier of the Corn Belt, a lot of dealers do not want to take 32% in through the coldest part of the winter. So there are some logistical, and I’ll call it climate-type, challenges associated with this and certainly we would be better off if we saw some of this log jam break and began to see some product move now as opposed to after the first of the year. If this were to persist until after the first of the year, I think we could see some very strong challenges in getting this product positioned.
Mark Connelly - Sterne, Agee & Leach, Inc. — Analyst
So the thing we should worry about is a compressed ammonia season, then?
Mike Bennett - Terra Industries — President & CEO
Well, a compressed ammonia season in the fall will only exacerbate the issue. Because at the end of the day, your window to apply ammonia is going to be fairly finite, whether it’s the fall or whether it’s the spring. And typically what we’ve seen is when we have tight fall application windows, we have very busy spring ammonia seasons, but we also tend to see some throw over business to upgraded products.

Mark Connelly - Sterne, Agee & Leach, Inc. — Analyst
My second question is about Terra Environmental, but not about DEF. You mentioned the stationary power plant market. As you look forward in that market, is alternative energy and and cellulosic and wood chips good or bad for your demand?
Mike Bennett - Terra Industries — President & CEO
Well, —
Mark Connelly - Sterne, Agee & Leach, Inc. — Analyst
In your forecast, your own view.
Mike Bennett - Terra Industries — President & CEO
From our perspective, first of all, on the power generation side, which is where most of our stationary business is, quite frankly, I think it’s going to be many years before any biomass would really constitute any meaningful percentage of electrical generation.
I think on the other side, it probably has more to do with the ultimate — getting back to the ag business, because people talk about cellulosic ethanol, that type of thing. Again, from what I’ve seen from a practical standpoint, it will take many years to really position an infrastructure that can I think develop a meaningful source of cellulosic material in ethanol.
Mark Connelly - Sterne, Agee & Leach, Inc. — Analyst
Okay. Very helpful. Thank you.
Operator
Your next question comes from the line of Steve Byrne with Banc of America/Merrill Lynch. Please proceed, sir.
Steve Byrne - BAS-ML (Banc of America Securities-Merrill Lynch) — Analyst
Hi. Thank you. On the price bed right now, Mike, between ammonia sold in the Corn Belt and the US Gulf is $25 a ton, likely even narrower than that now that the Tampa price just jumped up a little more. Do you expect a return to the $100 to $200 a ton spread that we’ve seen in the last couple years, just driven by rail freight to move imported product up into the Corn Belt?
Mike Bennett - Terra Industries — President & CEO
Yes, Steve, I think spreads will widen. I think one of the issues we have right now is we’re looking at product prices, is that the fact of the matter is, Gulf ammonia prices are a real test of the market. Because there is product being transacted at those levels and being consumed, primarily in non-direct ag markets.
I think that when you look at Midwestern prices this time of year, for example, there’s really no ammonia moving to the ground anywhere, and I think that especially now that there’s some anxiety over the kind of late harvest and ultimately what may happen, you tend to see a certain degree of — I’ll call it — I wouldn’t say talking down the market but you have possibilities of dealers selling side to side, if they get worried about how long they might be or that type of thing. And so once some of the crop gets off the field, the weather dries up a little bit and we get some ammonia moving to the ground and dealers really become interested in new quotes for material, I would expect the typical logistical spreads in that market to begin to return.

Steve Byrne - BAS-ML (Banc of America Securities-Merrill Lynch) — Analyst
And could that happen this fall or was that more likely a spring event?
Mike Bennett - Terra Industries — President & CEO
I think a lot of it, Steve — well, first of all, I think it probably will widen to some degree between now and the end of the year, but to the degree it happens, I think it’s really largely dependent now on movement. Certainly, the more movement we get in the month of November, and if we’re fortunate enough to see some of that movement stretch into early December, the more movement we get, I think the more quickly you’ll see normalized basis relationships return.
Steve Byrne - BAS-ML (Banc of America Securities-Merrill Lynch) — Analyst
And then if I may, I have one on Carseland. Assuming that acquisition’s realized, can you just comment on the logistics and cost of railing urea liquor out of that plant versus, say, one of your plants in Oklahoma out to California to meet the expected demand for DEF?
Mike Bennett - Terra Industries — President & CEO
Well, you know, to be candid, Steve, that’s something we’re still looking at. We supported our purchase on the basis of solid urea. There’s a very strong truck load market there in Alberta, that’s a very good market, and certainly there’s some solid urea business relative to rail in the Pacific Northwest and the northern tier of Midwestern states. And so that’s primarily what we’ve looked at.
We do believe that the proximity of Carseland to the West Coast, if you will, as compared to moving product, perhaps from one of our Midwestern plants, could be attractive. But, we’re still studying that as one of probably what will end up to be three or four source locations for DEF in the Terra system.
Steve Byrne - BAS-ML (Banc of America Securities-Merrill Lynch) — Analyst
Thank you.
Operator
Your next question comes from the line of Robert Court with Goldman Sachs. Please proceed.
Robert Court - Goldman Sachs — Analyst
Thank you. Good afternoon. Can you talk a little bit about if there is the time frame to where your customers have to get that ammonia down in the fall? And then as you go through the spring, talk about the product preference, whether it be ammonia, urea or UAN as you go through the spring season?
Mike Bennett - Terra Industries — President & CEO
First of all, Bob, I think how much ammonia we get down in the fall will really be driven by two things and that will be moisture and temperature. And once you start getting a lot of cold nights, where you’re well below freezing and you start to get frost accumulating in the ground it becomes very difficult to inject and seal ammonia past that point and so the — how warm it stays ultimately in November and how much of that freezing will have a lot to do with it. And certainly the moisture’s more of a near term issue in simply allowing growers to get out there and get this crop in, so that they can turn their attentions to fertilizer.
That being said, as we look on to the spring, certainly if the fall ammonia application is tightened up, that will put a greater burden on the availability of ammonia equipment next spring and, you know, typically ammonia in the spring, it’s going to be applied once again, once the frost is out of the ground and the soil temperature gets up to a sufficient temperature and, you know, generally, depending on which part of the Corn Belt you’re in, that can occur as early as mid- to late March and some years we really haven’t opened up on ammonia until as late as the second week in April.

And that type of spring would definitely put a lot of strain on equipment availability, which would I think force more of the business to other products, including UAN, that don’t require specialized equipment, and where more acres can be covered in a single day.
Robert Court - Goldman Sachs — Analyst
Great. Thank you.
Operator
(Operator Instructions). Your next question comes from the line of David Silver. Please proceed.
David Silver - UBS — Analyst
Okay. Thank you. I had a couple of questions, first on natural gas. So there was a question earlier about regional spreads on products, but there’s an unusual relationship now, coastal versus inland, for natural gas as well. Can you — based on your experience with this, is this a temporary issue or is this something that might extend for a longer period of time, depending on how the winter weather advances? And is there anything in particular that Terra does to take advantage of this change in the normal relationship?
Mike Bennett - Terra Industries — President & CEO
Well, I guess first of all, David, you know, when you look at natural gas basis and we commented a bit on the Carseland facility and we’ve commented on our Mid-Continent plants in the past. These are areas whether it’s Mid-Continent or Alberta where, quite frankly, it’s a greater gas production area than it is consumption area and so much of the basis advantage that these areas have enjoyed over the years and we believe will continue to enjoy is driven by really available pipeline capacity to transport that gas to greater demand areas, such as the East Coast of the US, for example. And so that’s part of the issue.
And it doesn’t appear to us like the transportation capabilities are going to be substantially different from these areas, at least in the medium term. One thing we do, which we probably don’t talk that much about, is that just like we do use derivatives or slots to hedge basically natural gas prices, we also use those types of derivatives at times to lock in basis. There is a market for that and we watch basis to see how it trades relative to historical spreads and obviously try to position ourselves well when we believe that that opportunity to do so has presented itself.
David Silver - UBS — Analyst
Okay. Yes, the latter part of your answer was kind of what I was wondering about so thank you for that. And then I had a question about the difference in views on the market, from a dealer perspective versus the grower perspective. So, you talked at a couple of points in your prepared remarks and in response to questions about how the late harvest and some weather issues might affect the fall season. Another fertilizer producer earlier today was talking about more of the financial pressures on dealers as kind of a check on summer sales of their product.
So from a nitrogen producer’s perspective, and it might even be product by product, but are you seeing dealer resistance to locking in purchases now due to the fear of inventory losses or any other financial pressures? Or is it really just a reflection in your opinion of where the grower is right now?
Mike Bennett - Terra Industries — President & CEO
Well, first of all, I think right in my opening remark I listed four different factors that I felt had gone into this buyer reluctance and one of those certainly for a number of customers is tighter liquidity. And a number of customers took some substantial hits in their working capital values last year, as products devalued. Not all of them were able to recover the higher values in the marketplace and so I do think that that tighter liquidity is certainly an issue.
I’m beginning to believe that the price level of nitrogen products in and of itself is not — obviously, it’s not the risk factor today that it would have been 18 months ago, given the relative position of those prices versus historical prices, and I think today that quite frankly even versus historical levels, prices are relatively attractive and when you compare them to the other input items that growers will have to purchase to produce next year’s crop, they’re certainly very reasonable and attractive.
I think part of it is like anything else. If folks are a little tighter on cash, which we think that a number of the retailers are, they’re going to be more conservative with those purchases, and our view is that we’ll see greater amount of buying activity resume, once growers start coming in the door with cash for prepayment of inputs for next year.
David Silver - UBS — Analyst
Okay. Thank you very much.
Operator
Your next question comes from the line of Charlie Rentschler with Wall Street Access. Please proceed, sir.
Charlie Rentschler - Wall Street Access — Analyst
Mike, to the extent there’s a shift from fall to spring ammonia application, does not that favor UAN, which is Terra’s power ally?
Mike Bennett - Terra Industries — President & CEO
It certainly does, Charlie. Again, it goes back to what we said earlier, is that you know, ammonia is not a real quick product to apply and there’s a finite amount of equipment out there and storage capacity for ammonia and so if we have a big planting season next year as many are projecting, if we get up in that 87, 88 million-acre range and we’ve had a poor fall ammonia application, unless we get a very early opening to the spring that allows ammonia in major areas to go down early, my guess is that we will see the ability of ammonia to hold share be a bit restrictive and it should be better for UAN.
Charlie Rentschler - Wall Street Access — Analyst
Okay, a couple other follow-ups, Carseland, do I understand the acquisition is dependent on Agrium buying CF and why is that? Or have you gone over that? I thought I was paying attention.
Mike Bennett - Terra Industries — President & CEO
Well, I didn’t go over it and it is conditioned on Agrium successfully acquiring CF and that’s one of the conditions that Agrium posed on the sale.
Charlie Rentschler - Wall Street Access — Analyst
Okay. That’s about all you can comment about that?
Mike Bennett - Terra Industries — President & CEO
Probably all I need to, Charlie.

Charlie Rentschler - Wall Street Access — Analyst
Okay. And my last question has to do with your observations on how the environmental technology business is ramping up to supply DEF come January 1st of 2010. Are there any significant issues there from your perspective? Is that going pretty smoothly?
Mike Bennett - Terra Industries — President & CEO
It’s going well. It just takes a lot of work. We’re working hard on our secondary or Tier 2 distributors, kind of the last mile type distribution for that business, and having that in place.
We have been able to get some truck loads of material, both bulk and in packages, out to various engine manufacturers and we think all that aspect of it is going well. But, it’s challenging to make sure that we have control over the product quality all the way through the supply chain, Charlie. But we’re going to be ready to go.
Charlie Rentschler - Wall Street Access — Analyst
Despite the turnaround at your Toronto refinery?
Mike Bennett - Terra Industries — President & CEO
Yes.
Charlie Rentschler - Wall Street Access — Analyst
Okay. Thank you.
Operator
(Operator Instructions). And your next question comes from the line of Edlain Rodriguez with Broadpoint AmTech. Please proceed, sir.
Edlain Rodriguez - Broadpoint AmTech — Analyst
Thank you. Good afternoon, guys. Quick question, Mike, on corn prices. With the uptick of corn prices over the past four to five weeks, are you noticing any changes in buyers’ psychology? And also, how sustainable do you believe those corn prices are and do you see much risk in terms of yield estimates that are out there from the USDA?
Mike Bennett - Terra Industries — President & CEO
Well, I’m probably the worst person to ask on yield estimates, but certainly corn prices have moved up as I think the market has suspected that this late maturing crop, coupled with some of the freezes we’ve had and now the difficulty in getting it in out of the field may somehow reduce both ultimate yield as well as certainly the quality of the corn, and so I think that the uptick in the market has been supported to a large degree by the weather fundamentals that are out here and I really don’t have any good way to estimate whether — how well founded that may or may not be.
We’ve got a lot of other factors playing into that including the obvious weakness in the dollar and the return of — expected return of economic growth, which will fuel better demand for really all the derivative products for corn. So I think broadly speaking, that’s a pretty positive shift. I think from the buyer’s perspective, certainly earlier this year when corn futures were pretty volatile and really bouncing around with the weather markets, I’m sure that growers and dealers alike were keeping a very close eye on that. Typically, most years we’ve seen our lowest corn prices somewhere close to harvest or shortly thereafter and then typically we see any strength in corn prices generally from middle of the first quarter on into planting.

And so it would appear at this point that we’re probably in a range on corn prices relative to this crop but it would appear to be one that will support the acreage estimates that have been floated early, and my view is that where they currently stand, that will tend to make buyers a bit more optimistic.
Edlain Rodriguez - Broadpoint AmTech — Analyst
Okay. Thank you.
Operator
There appears to be no more questions. I would now like to turn the call back over to Mike Bennett for closing remarks.
Mike Bennett - Terra Industries — President & CEO
Thank you very much. We appreciate your participating with us today and appreciate your interest in the Company. As always, if you have any follow-up questions or would like to come out and visit with us, please contact Joe Ewing and we’ll look forward to speaking with you on our fourth quarter results conference call. Have a great afternoon.
Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.